EXHIBIT 11


                     INTERCELL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)


                                             Three months                Nine months
                                            ended June 30,              ended June 30,
                                            --------------              --------------
                                         2000           1999          2000          1999
                                         ----           ----          ----          ----


Net income (loss) before
 extraordinary item                $(   301,000)  $( 2,011,000)  $   362,000  $( 2,847,000)

Extraordinary item                       98,000            -          98,000           -
                                     ----------     ----------     ---------    ----------

Net income                          (   203,000)   ( 2,011,000)      460,000   ( 2,847,000)

Deemed dividends on Series B,C, and
  D preferred stock relating to
  in-the-money conversion terms     (    14,000)   (    14,000)   (   43,000)  (    43,000)
Accrued dividends on Series D
  preferred stock                   (    39,000)   (    38,000)   (  114,000)  (   113,000)
Accretion on Series B and C
  preferred stock                   (    90,000)   (    27,000)   (  103,000)  (    85,000)
                                     ----------     ----------     ---------    ----------

Net income (loss) applicable to
  common shareholders              $(   346,000)  $( 2,090,000)  $   200,000  $( 3,088,000)
                                     ==========     ==========     =========    ==========

Weighted average number of common
  shares outstanding                 99,891,188     45,081,546    93,044,268    40,735,635

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                         -              -     108,778,563           -
                                     ----------     ----------   -----------    ----------
                                     99,891,188     45,081,546   201,822,831    40,735,635
                                     ==========     ==========   ===========    ==========














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Basic loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations        $       0.00   $(      0.05)  $      0.00  $(      0.08)
    Loss from discontinued
      operations                    (      0.00)   (      0.00)   (     0.00)  (      0.00)
    Extraordinary gain              (      0.00)   (      0.00)   (     0.00)  (      0.00)
                                     ----------     ----------     ---------    ----------

Basic income (loss) per
  common share                     $       0.00   $(      0.05)  $      0.00  $(      0.08)
                                     ==========     ==========     =========    ==========

Diluted loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations        $       0.00   $(      0.05)  $      0.00  $(      0.08)
    Loss from discontinued
      operations                    (      0.00)   (      0.00)   (     0.00)  (      0.00)
    Extraordinary gain              (      0.00)   (      0.00)   (     0.00)  (      0.00)
                                     ----------     ----------     ---------    ----------

Diluted income (loss) per
  common share                     $       0.00   $(      0.05)  $      0.00  $(      0.08)
                                     ==========     ==========     =========    ==========


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 124,907,700 shares at June 30, 1999 and 108,778,563 at June 30, 2000) would be to decrease net loss per share.

































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